                                                                     EXHIBIT 2.5

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT, by and between Sanmina Corporation ("Sanmina") and SCI SYSTEMS, INC., a Delaware corporation (the "Corporation"), and A. Eugene Sapp, Jr. (the "Executive"), dated as of this ____ day of _______, 2001.

                              W I T N E S S E T H:

     WHEREAS, the Corporation desires to recognize the Executive's efforts in negotiating and completing the Merger of SCI Systems, Inc. with a wholly-owned subsidiary of Sanmina and to confirm the terms under which the Executive will serve as Co-chairman of the Corporation and Sanmina following the Change of Control; and

     WHEREAS, to attain that end the Corporation, Sanmina and the Executive wish to enter into this Agreement; and

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the Corporation and the Executive do hereby agree as follows:

     1. Term. The term of this Agreement shall commence upon the occurrence of a Change of Control and shall expire on the first anniversary of the Change of Control Date. The Term may be extended beyond the first anniversary of the Change of Control Date with the agreement of both Sanmina and the Executive, which agreement shall be at the sole discretion of each of the parties hereto.

     2. Position and Duties During the Term. During the Term, the Executive shall serve as the co-chairman of the Corporation and the co-chairman of Sanmina and shall have such duties, titles, responsibilities and authorities (including reporting responsibilities and authorities) as are appropriate for such positions. Notwithstanding Section 1 of this Agreement, the Executive shall serve as a member of the Board of Sanmina until the third anniversary of the Change of Control Date, subject to any required Board and/or stockholder approval. Such service as a member of Sanmina's Board of Directors may be continued beyond such date, provided that Executive is nominated for reelection as a director by Sanmina's Board of Directors (or any nominating committee thereof) and provided that Executive is reelected by Sanmina's stockholders at an annual or special meeting called for the purpose of election of directors.

     3. Compensation. During the Term, the Executive shall be entitled to the following compensation for as long as the Executive remains Co-chairman of Sanmina and the Corporation;

          (a) Bonus. The Corporation shall pay Executive, in recognition of Executive's services and efforts in connection with the negotiation and completion of the Change of Control, a bonus of $1,814,000, payable as follows: On or immediately prior to the Change of

Control Date, the Corporation shall pay Executive the sum of $864,000. On or prior to the first anniversary of the Change of Control Date, the Corporation shall pay Executive the sum of $950,000.

          (b) Stock Options. As of the Change of Control Date, Sanmina shall grant the Executive a nonqualified stock option to purchase 125,000 shares of the stock of Sanmina. The exercise price of such stock option shall be the fair market value of Sanmina's stock on the Change of Control Date as determined under the appropriate stock option plan that the options are granted under.

          (c) Salary. As compensation for his service as Co-chairman of Sanmina and of the Corporation, Mr. Sapp shall receive a salary of $50,000 per annum, payable in accordance with Sanmina's standard payroll practices.

          (d) Additional Benefits. During the Term, the Executive shall be entitled to participate in all incentive and savings plans and programs, including stock option plans and other equity-based compensation plans, and in all employee retirement, executive retirement and executive death benefit plans of the Corporation and Sanmina on a basis no less favorable than that basis on which the Executive was participating in such programs during the ninety (90) day period immediately preceding the commencement of the Term.

          (e) Other Benefit Plans. During the Term, the Executive, his spouse and their eligible dependents (as defined in, and to the extent permitted by, the applicable plan), as the case may be, shall be entitled to participate in or be covered under all medical, dental, disability, group life, severance, accidental death and travel accident insurance plans and programs of the Corporation, Sanmina and any Affiliated Companies on a basis no less favorable than that basis on which the Executive, his spouse and their eligible dependents were participating in such programs during the ninety (90) day period immediately preceding the commencement of the Term.

          (f) Other Perquisites. During the Term, the Executive shall also be entitled to:

               (i) prompt reimbursement for all reasonable business expenses incurred by the Executive; and

               (ii) an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, on a basis no less favorable than that basis on which such perquisites were provided to the Executive during the ninety (90) day period immediately preceding the commencement of the Term.

     4. Termination. The provisions of this Section 4 apply to any termination of employment occurring during the Term of this Agreement.

          (a) Disability. The Corporation may terminate the Executive's employment after having established the Executive's Disability, by giving to the Executive written notice of its intention to terminate his employment, and his employment with the Corporation shall terminate effective on the 90th day after receipt of such notice if the Executive shall fail to return to full-time performance of his duties within ninety (90) days after such receipt. The Executive


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agrees, in the event of any dispute under this Section 4(a) and if requested by the Corporation, to submit to a physical examination by a licensed physician selected by the Corporation, the cost of such examination to be paid by the Corporation. This Section will be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act and any applicable state or local laws.

          (b) Voluntary Termination by Executive. Notwithstanding anything in this Agreement to the contrary, the Executive may, upon not less than thirty
(30) days' written notice to the Corporation, voluntarily terminate his employment for any reason (including retirement), provided that any termination by the Executive pursuant to Section 4(d) on account of Constructive Termination shall not be treated as a voluntary termination under this Section 4(b).

          (c) Termination by the Corporation. The Corporation at any time may terminate the Executive's service for Cause or without Cause.

          (d) Constructive Termination. The Executive at any time may terminate his employment for Constructive Termination.

          (e) Notice of Termination. Any termination by the Corporation for Cause or by the Executive for Constructive Termination shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(c). For purposes of this Agreement, a "Notice of Termination" means a written notice given, in the case of a termination for Cause, within ten (10) business days of the Corporation's having actual knowledge of the events giving rise to such termination, and in the case of a termination for Constructive Termination, within one hundred eighty (180) days of the Executive's having actual knowledge of the events giving rise to such termination, and which (1) indicates the specific termination provision in this Agreement relied upon, (2) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and
(3) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement (which date shall be not more than fifteen (15) days after the giving of such notice). The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Constructive Termination shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

          (f) Date of Termination. For the purpose of this Agreement, the term "Date of Termination" means (1) in the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, as the case may be and (2) in all other cases, the actual date on which the Executive's employment terminates.

     5. Obligations of the Corporation Upon Termination. Upon termination of the Executive's employment during the Term or upon the expiration of the Term of this Agreement, the Corporation shall have the following obligations (including the obligation to pay the cost of all benefits provided by any applicable benefit plan to the Executive and the Executive's family under this Section 5 to the extent permissible under the terms of such plans and applicable law except normal employee contributions required by the applicable benefit plan of other participating executives with comparable responsibilities).

          (a) Death, Retirement or Expiration of Term. If the Executive's employment is terminated by reason of the Executive's death or on or after the attainment of age sixty-five (65) (for reasons other than Constructive Termination) or upon the expiration of the Term, this Agreement shall terminate without further obligations to the Executive or the Executive's legal representatives under this Agreement. In such events, the Executive or the Executive's estate shall be entitled to the following

               (i) Cash Payment. The Corporation shall pay to the Executive or the Executive's estate, as applicable, in a lump sum in cash within thirty (30) days after the Date of Termination or the expiration of the Term, as applicable, all Accrued Obligations (other than amounts payable from Qualified Plans, non-qualified retirement plans and deferred compensation plans, which amounts shall be paid in accordance with the terms of such plans).

               (ii) Benefit Continuation. In the event of the retirement of the Executive of the expiration of the Term, the Executive and his family shall be entitled to benefits generally available upon retirement to executives with comparable responsibilities or positions and their families; provided, further that the Executive and his spouse shall, for the remainder of their lives, be entitled to receive at the Corporation's expense, medical insurance benefits consistent with the medical insurance benefits offered by the Corporation to similarly situated active employees. In the event of the Executive's death (whether during his employment or thereafter), his family shall be entitled to receive benefits generally available to the surviving families of executives with comparable responsibilities or positions; provided, further that the Executive's spouse shall be entitled to receive at the Corporation's expense, medical insurance benefits consistent with the medical benefits offered by the Corporation to similarly situated active employees, for the remainder of her life.

               (iii) Office Space. In addition, the Corporation shall provide the Executive with office space and secretarial support at the Corporation's Huntsville, Alabama offices for as long as the Executive desires.

               (iv) Stock Options. The Executive shall be fully vested, as of the Date of Termination in all of his outstanding restricted stock, stock option and other equity based awards granted under the Corporation's stock incentive plans and under Sanmina's stock incentive plans. The exercise period of any stock options shall be extended until the 10th anniversary of the grant date of the options.

          (b) Disability. If the Executive's employment is terminated by reason of the Executive's Disability, the Executive shall be entitled to the following:

               (i) Cash Payment. The Corporation shall pay to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination, all Accrued Obligations (other than amounts payable from Qualified Plans, non-qualified retirement plans and deferred compensation plans, which amounts shall be paid in accordance with the terms of such plans).


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               (ii) Benefit Continuation. The Executive, the Executive's spouse and their eligible dependents (as defined in, and to the extent permitted by, the applicable plan) shall be entitled for a period of the earlier to occur of the Executive's 65th birthday or the expiration of the Term, if later) to continue to participate in or be covered under all medical, dental, disability, group life, severance, accidental death and travel accident insurance plans and programs of the Corporation and any Affiliated Companies or, at the Corporation's option, to receive equivalent benefits by alternate means (provided, however, that to the extent that the Disability qualifies for benefits under Sanmina's disability plan, the Executive shall be eligible to receive such benefits for the duration of his Disability or, if shorter, as long as provided for under such disability plan). In addition, the Executive and the Executive's family shall be entitled to receive disability and other benefits generally available to executives with comparable responsibilities or positions; provided, further that the Executive and his spouse shall, for the remainder of their lives, be entitled to receive at the Corporation's expense, medical insurance benefits consistent with the medical insurance benefits offered by the Corporation to its similarly situated active employees. Notwithstanding the foregoing, the benefits provided to the Executive and his family shall not be less than the benefits generally available to executives with comparable responsibilities or positions immediately prior to the Term.

               (iii) Stock Options. The Executive shall be fully vested, as of the Date of Termination in all of his outstanding restricted stock, stock option and other equity based awards granted under the Corporation's stock incentive plans and under Sanmina's stock incentive plans. The exercise period of any stock options shall be extended until the 10th anniversary of the grant date of the options.

          (c) Termination by the Corporation for Cause. If the Executive's employment shall be terminated during the Term for Cause, the Corporation shall pay the Executive all Accrued Obligations. The Executive shall be paid all such Accrued Obligations in a lump sum in cash within thirty (30) days of the Date of Termination and the Corporation shall have no further obligations to the Executive under this Agreement, unless otherwise required by a Qualified Plan or specified pursuant to a valid election to defer the receipt of all or a portion of such payments made in accordance with any plan of deferred compensation sponsored by the Corporation.

          (d) Other Termination of Employment. If the Corporation (i) terminates the Executive's employment other than for Cause or Disability, or the Executive terminates his employment for Constructive Termination and (ii) the Date of Termination occurs following the Change of Control Date and during the Term and Executive signs and does not revoke a mutually agreeable release of claims with the Corporation, the Corporation shall pay or provide the Executive the following:

               (i) Cash Payment. The Corporation shall pay to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination all Accrued Obligations (other than amounts payable from Qualified Plans, non-qualified retirement plans and deferred compensation plans, which amounts shall be paid in accordance with the terms of such plans).

               (ii) Other Benefit Continuation. The Corporation shall provide for the continued participation of the Executive, his spouse and their eligible dependents (as defined in


                                       5
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the applicable plan), as the case may be, for the remainder of the Term, in all medical, dental, disability, group life, severance, accidental death and travel accident insurance plans and programs of the Corporation and any Affiliated Companies on the same terms as described in Section 3(d). In the event that the Corporation is unable to provide such continued coverage due to restrictions imposed by third party insurers, the Corporation shall pay to the Executive an amount equal to one (1) times the annual cost to the Corporation (based on premium rates) of such coverage for which the Corporation is unable to provide. In lieu of continued participation in any of the programs referred to in this Subparagraph (ii), the Executive may elect by written notice delivered to the Corporation prior to the Date of Termination, to receive an amount equal to one
(1) times the annual cost to the Corporation (based on premium rates) of providing such coverage. The Executive and his spouse shall, for the remainder of their lives, be entitled to receive at the Corporation's expense, medical insurance benefits consistent with the medical insurance benefits offered by the Corporation to its similarly situated active employees.

               (iii) Stock Options. The Executive shall be fully vested, as of the Date of Termination in all of his outstanding restricted stock, stock option and other equity based awards granted under the Corporation's stock incentive plans and under Sanmina's stock incentive plans. The exercise period of any stock options shall be extended until the 10th anniversary of the grant date of the options.

          (e) Discharge of Corporation's Obligations. Subject to the performance of its obligations under Sections 5 and 7, the Corporation shall have no further obligations to the Executive under this Agreement in respect of any termination by the Executive for Constructive Termination or by the Corporation other than for Cause or Disability.

     6. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Corporation or any of its Affiliated Companies and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other agreements with the Corporation or any Affiliated Companies, including, but not limited to stock option or restricted stock agreements. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Corporation or any Affiliated Companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

     7. Full Settlement. The Corporation's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against the Executive or others whether by reason of the subsequent employment of the Executive or otherwise. In no event shall the Executive be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. In the event that the Executive shall in good faith give a Notice of Termination for Constructive Termination and it shall thereafter be determined that Constructive Termination did not take place, the employment of the Executive shall, unless the Corporation and the Executive shall otherwise mutually agree, be deemed to have terminated, at the date of giving such purported Notice of Termination, by mutual consent of the Corporation and the Executive and, except as provided in the last preceding sentence, the


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Executive shall be entitled to receive only those payments and benefits which he would have been entitled to receive at such date had he terminated his employment voluntarily at such date under this Agreement.

     8. Legal Fees and Expenses. In the event that a claim for payment or benefits under this Agreement is disputed, the Corporation shall pay all reasonable attorney fees and expenses incurred by the Executive in pursuing such claim, provided that the Executive is successful as to at least part of the disputed claim by reason of litigation, arbitration or settlement.

     9. Successors.

          (a) This Agreement is personal to the Executive and, without the prior written consent of the Corporation, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors. The Corporation shall require any successor to all or substantially all of the business and/or assets of the Corporation, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Corporation would be required to perform if no such succession had taken place.

     10. Miscellaneous.

          (a) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applied without reference to principles of conflict of laws.

          (b) Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (c) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Executive:     at the address listed on the last page hereof


          If to the Corporation:   SCI Systems, Inc.
                                   2101 West Clinton Avenue
                                   Huntsville, AL 35805

     (with a copy to the attention of the General Counsel or to such other address as either party shall have furnished to the other in writing in accordance herewith). Notice and communications shall be effective when actually received by the addressee.


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
          (d) Tax Withholding. The Corporation may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (e) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (f) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

          (g) Entire Agreement. This Agreement expresses the entire understanding and agreement of the parties regarding the terms and conditions governing the Executive's employment with or services to the Corporation, and all prior agreements governing the Executive's employment with or services the Corporation shall have no further effect; provided, however, that except as specifically provided herein, the terms of this Agreement do not supersede the terms of any grant or award to the Executive under the Corporations stock incentive plans, management incentive plans, long-term incentive plans and any other similar or successor plans or programs.

     11. Arbitration. In the event of any dispute or claim relating to or arising out of this Agreement, such dispute shall be fully, finally and exclusively resolved by a panel of three neutral arbitrators to be mutually agreed upon by the parties. Such arbitration will be decided under the employment dispute resolution rules of the American Arbitration Association and will be held in Huntsville, Alabama. If the parties cannot agree upon such arbitrators within twenty (20) days after submission of a party's request for arbitration in writing, the arbitrators will be selected in accordance with the procedures of the American Arbitration Association. The parties agree that the existence, content and result of any arbitration proceeding shall be confidential, except to the extent that the Corporation determines it is required to disclose such matters in accordance with applicable laws.

     12. Definitions.

          (a) "Accrued Obligations" shall mean (i) the compensation described in
Section 3(a) and Section 3(c) hereof, except to the extent such compensation has been paid in accordance with such Section 3(a) and Section 3(c), (ii) any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Corporation and any accrued vacation pay for the current year not yet paid by the Corporation, (iii) any amounts or benefits owing to the Executive or to the Executive's beneficiaries under the then applicable employee benefit plans or policies of the Corporation and (iv) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with the reimbursement policy of the Corporation described in Section 3(e).

          (b) "Affiliated Company" shall mean any company controlling, controlled by or under common control with the Corporation.

          (c) "Board" shall mean the Board of Directors of the Corporation.


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          (d) "Cause" shall mean (i) an act or acts of dishonesty or gross misconduct on the Executive's part which result or are intended to result in material damage to the Corporation's business or reputation, (ii) repeated material violations by the Executive of his obligations under Section 2 of this Agreement which violations are demonstrably willful and deliberate on the Executive's part and which result in material damage to the Corporation's business or reputation and as to which material violations the Board has notified the Executive in writing; (iii) the willful engaging by the Executive in illegal conduct, gross misconduct or an act of fraud, dishonesty or breach of trust which is materially and demonstrably injurious to the Corporation; (iv) Executive's conviction for a felony, or (v) a final, nonappealable judgment is entered against the Executive for breach of the Executive's duty of loyalty to the Corporation.

     For purposes of this provision, no act or failure to act, on the part of Executive shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Corporation. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Corporation shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Corporation. The cessation of employment or service of the Executive shall not be deemed to be for Cause unless prior to such termination there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the disinterested membership of the Board at a meeting of such committee called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before such committee), finding, that, in the good faith opinion of such committee, the Executive is guilty of the conduct described above, and specifying the particulars thereof in detail.

          (e) "Change of Control" means the transaction pursuant to the Agreement and Plan of Reorganization by and among Sanmina Corporation, Sun Acquisition Subsidiary, Inc. and SCI Systems, Inc.

          (f) "Change of Control Date" shall mean the date on which a Change of Control shall be deemed to have occurred.

          (g) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (h) "Constructive Termination" shall mean any of the following:

               (i) Unless with the express written consent of the Executive, reduction in Base Salary.

               (ii) Unless with the express written consent of the Executive, reduction in annual target bonus opportunity.

               (iii) Unless with the express written consent of the Executive, a change of more than twenty-five (25) miles in the office or location where the Executive is based.

               (iv) Unless with the express written consent of the Executive,
(A) the assignment to the Executive of any duties inconsistent in any substantial respect with the


                                       9
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Executive's position, authority or responsibilities as contemplated by Section
2(b) of this Agreement, or (B) any other substantial change in such position, including titles, authority or responsibilities from those previously held by the Executive prior to the Change of Control Date, as applicable. The Executive's position, authority and responsibilities shall not be regarded as not commensurate with previous position, authority and responsibilities merely by virtue of the fact that a successor shall have acquired all or substantially all of the business and/or assets of the Corporation.

               (v) Any failure by the Corporation to comply with any of the provisions of Section 3 of this Agreement, other than an insubstantial or inadvertent failure remedied by the Corporation promptly after receipt of notice thereof given by the Executive.

               (vi) Any failure of the Corporation to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 10(b), provided that the successor has had actual written notice of the existence of this Agreement and its terms and an opportunity to assume the Corporation's responsibilities under this Agreement during a period of ten (10) business days after receipt of such notice.

          (i) "Date of Termination" shall have the meaning set forth in Section 4(f).

          (j) "Disability" shall mean disability which would entitle the Executive to receive full long-term disability benefits under the Corporation's long-term disability plans. At any time that the Company does not maintain such a long-term disability plan, "Disability" shall mean the inability of the Executive, as determined by the Board of Directors, to substantially perform the essential functions of his regular duties and responsibilities with or without reasonable accommodation due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months.

          (k) "Notice of Termination" shall have the meaning as set forth in
Section 4(f).

          (l) "Qualified Plan" shall mean an employee benefit plan qualified (or which is intended to be qualified) under Section 401(a) of the Code.

          (m) "Subsidiary" shall mean any majority owned subsidiary of the Corporation.

                     [REMAINDER OF PAGE INTENTIONALLY BLANK]


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     IN WITNESS WHEREOF, the Executive has hereunto set his hand and the
Corporation has caused this Agreement to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all effective as of the day and year first above written.


                                            SCI SYSTEMS, INC.

                                            By:
                                               ---------------------------------

                                            Title:
                                                  ------------------------------

ATTEST:

--------------------------------

Title:
      --------------------------
        (CORPORATE SEAL)

                                            SANMINA CORPORATION

                                            By:
                                               ---------------------------------

                                            Title:
                                                  ------------------------------

ATTEST:

--------------------------------

Title:
      --------------------------
        (CORPORATE SEAL)

                                            A. EUGENE SAPP, JR.

                                            ------------------------------------
                                            Address:
                                            ------------------------------------

                                            ------------------------------------


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